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                                                               EXHIBIT 3.1(a)

                              SECOND RESTATED


                        Certificate of Incorporation

                                     of

                             KEMPER CORPORATION


WHEREAS, Kemper Corporation, originally incorporated as Kemperco, Inc., filed its original certificate of incorporation with the Secretary of State of the State of Delaware on October 13, 1967; and

WHEREAS, Kemper Corporation filed its first restated certificate of incorporation with the Secretary of State of the State of Delaware on March 11, 1985; and

WHEREAS, in order to integrate into a single instrument all provisions of the restated certificate of incorporation which, as a result of three amendments duly adopted since March of 1985, are now in effect, the Executive Committee of the Board of Directors of Kemper Corporation approved and duly adopted this second restated certificate of incorporation in accordance with the provisions of Section 245(b) of the General Corporation Law of the State of Delaware on October 8, 1987; and

WHEREAS, this second restated certificate of incorporation only restates and integrates and does not further amend the provisions of Kemper Corporation's restated certificate of incorporation and this second restated certificate of incorporation contains no discrepancy from the provisions of the restated certificate of incorporation as heretofore amended and supplemented.

NOW, THEREFORE, effective upon acknowledgement of filing of this second restated certificate of incorporation by the Secretary of State of the State of Delaware, the restated certificate of incorporation as heretofore amended and supplemented shall be superseded and the second restated certificate of incorporation of Kemper Corporation shall read as follows:

     FIRST.    The name of the Corporation is KEMPER CORPORATION.

     SECOND.   The address of its registered office in the State of
Delaware is 1209 Orange Street, Wilmington, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD.    The Corporation may:

     1. Engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     2. Acquire for cash or securities of the Corporation or of any person as defined herein owned in whole or in part by the Corporation all or any part of the business, goodwill, rights or other assets, or the capital stock or other securities, of any foreign or domestic person, firm, syndicate, corporation, association, trust, government, governmental agency or subdivision, legal entities or other public or private bodies (in this

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Certificate of Incorporation collectively and separately called "person")
and in connection therewith assume all or any part of the liabilities of such person.

     3. Purchase, subscribe for, invest in, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge, hypothecate or otherwise dispose of or deal in and with any capital stock, any voting trust certificates, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness issued or created by any person including the Corporation; and issue securities of the Corporation in exchange therefor; and do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

     4. Purchase and otherwise acquire, collect, realize upon, sell, mortgage, pledge, and otherwise dispose of, deal in, deal with, invest in and trade in claims, book debts, acceptances, bills of lading, contracts, leases, chattel mortgages, choses in action, contracts for the purchase and sale of chattels, notes, drafts, bills of exchange, deferred payment paper, warehouse receipts, commmercial accounts, accounts receivable, bills receivable, conditional sales agreements, negotiable instruments, commercial paper and evidence of obligations or indebtedness of any and every kind and nature, secured or unsecured, and any property, title right or chose in action, evidenced by any of the aforesaid or pledged, mortgaged, given and retained as security for the payment of any of the aforesaid.

     5. Raise funds through the issuance of the Corporation's securities and, in the case of debt securities, secure the payment of the principal thereof and of the interest thereon by mortgage, pledge, hypothecation, conveyance or assignment in trust of all or any part of the property of the Corporation, whether at the time owned or thereafter acquired or in which the Corporation then has or thereafter acquires an interest.

     6. Apply for, obtain, register, purchase, lease, use, own, sell, assign, deal in, and dispose of any trademarks, trade names, brands, labels, patent rights, patents or copyrights, or applications with respect thereto, licenses, inventions, improvements, processes and secret formulae, whether or not used in connection with, or secured under, letters patent or otherwise of the United States or any foreign country and whether or not in any way relating to any of the businesses in which the Corporation may engage, and use and grant licenses in respect thereof.

     7. Promote, aid, financially or otherwise, any person whose securities are held by the Corporation and do all acts necessary to protect, preserve, improve or enhance the value of such securities; and guarantee or become surety in respect to the obligations of any person, and secure the performance or payments of the same by mortgage, pledge, hypothecation, conveyance or assignment of all or any part of the assets of the Corporation.

     8. Organize any person and dissolve, compromise, liquidate, merge, consolidate, exchange or affiliate such person with or into any other person; sell, loan, or lease to any such person, all or any part of the assets of the Corporation, and receive and accept in payment or exchange therefor, securities of the transferee or others.

     9. Act as agent or representative, broker or factor for, or as consultant or financial or technical advisor to, any person, and undertake and carry on the management of the affairs of such person.

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     10.  Act as managers for one or more insurance, surety and/or casualty companies and/or underwriters of any kind or nature and direct, manage, supervise and/or control any such company, any department, branch or auxiliary thereof and/or the operation, finances or conduct thereof, and/or act as insurance agent or insurance broker.

     11. Carry out all or any part of the powers of the Corporation herein expressed, either alone or in common with any person, and in any part of the world, or carry out the same, in whole or in part, through, by means of, with the aid of, or in the name of any other person or persons; and, in carrying on its business, or for the purpose of attaining or furthering any or all of its objects, make, execute, take assignments of and perform contracts of any kind and description, and for any lawful purpose.

     12. Render advisory, investigatory, supervisory, investment, managerial or other services to any person, corporation, trust, firm, public authority or organization of any kind.

     13. Serve in an advisory, managerial and consultive capacity to any person and establish and maintain bureaus, departments and laboratories for industrial, financial, statistical, accounting, inventory and other research work and to engage generally in the business of providing, promoting, and establishing systems, methods and controls for industrial and managerial efficiency and operation.

     14. Act in any and all parts of the world in any capacity whatsoever as agent or representative, general or special, for domestic and foreign corporations, associations, partnerships, syndicates, trusts, entities, persons, governments, municipalities and other public or private bodies.

          The foregoing clauses shall be construed as both purposes and powers, and the matters expressed in each clause shall, except as otherwise expressly provided, be in no wise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation, now or hereafter conferred, nor shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed; and notwithstanding the foregoing enumeration of powers the Corporation shall have all necessary power to do anything that might directly or indirectly benefit it.

     FOURTH.   The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Million Eight Hundred Thousand (100,800,000) shares which shall be divided into two classes as follows: Eight Hundred Thousand (800,000) shares of Preferred Stock without par value (Preferred Stock) and One Hundred Million (100,000,000) shares of Common Stock of the par value of $5 per share (Common Stock).

                          Part I - Preferred Stock

     1. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

     2.   The Board of Directors is authorized at any time to provide for

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the issuance of shares of Preferred Stock in one or more series with such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

          (a) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors.

          (b)  The stated value of each series.

          (c) The dividend rate or rates on the shares of such series and the relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate.

          (d) Whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices at which, and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed.

          (e) The rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the liquidation of the Corporation, which rights may vary depending on whether such liquidation is voluntary or involuntary, and, if voluntary, may vary at different rates.

          (f) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and if so whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof.

          (g) Whether the shares of such series shall be convertible into or exchangeable for any other securities of the Corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

          (h) The voting powers, full and/or limited, if any, of the shares of such series; and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote

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     separately as a single class, for the election of one or more additional directors of the Corporation in case of dividend arrearages or other specified events, or upon other matters.

          (i) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series.

          (j) Any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

     3. No dividends shall be paid or declared or set apart for payment on any particular series of Preferred Stock in respect of any period unless accumulated dividends shall be or shall have been paid, or declared and set apart for payment, pro rata on all shares of Preferred Stock at the time outstanding of each other series which ranks equally as to dividends with such particular series, so that the amount of dividends declared on such particular series shall bear the same ratio to the amount declared on each such other series as the dividend rate of such particular series shall bear to the dividend rate of such other series.

     4. Except to the extent provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever.

     5. Shares of Preferred Stock acquired by the Corporation shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Board of Directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of Preferred Stock.

     6.   Series A Cumulative Convertible Preferred Stock.

          (a) Designation. The designation of the series of Preferred Stock, without par value, created by this resolution shall be "Series A Cumulative Convertible Preferred Stock" (hereinafter called "Convertible Preferred Stock").

          (b) Stated Value. The stated value of the Convertible Preferred Stock shall be $25.00 per share.

          (c) Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive, but only when and as declared by the Board out of the funds of the Corporation legally available therefor, cumulative cash dividends at the annual rate of $2.00 per share, and no more, payable semiannually on the first business day of July and January in each year (such days being hereinafter referred to as "dividend dates", and the periods commencing on the day after each dividend date, or the date of original issue, as the case may be, and ending on the next succeeding dividend date being hereinafter referred to as "dividend periods") to holders of record on such respective dates, not exceeding 30 days preceding such dividend dates, as may be

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     determined by the Board in advance of the payments of each particular dividend for the dividend periods. Such dividends shall commence to be payable on the January 1 next succeeding the date of original issue of such shares of the Convertible Preferred Stock (the "Issue Date"), and shall accrue and be cumulative on each such share from the Issue Date. In computing the amount of dividends accrued in respect of a fraction of a year, such amount shall be computed on the basis of a 365-day year. Accumulations of dividends shall not bear interest.

          So long as any shares of Convertible Preferred Stock shall be outstanding the Corporation shall not (i) declare or pay any dividends (other than dividends payable solely in shares of the Common Stock and/or any other series or class of stock ranking junior to the Convertible Preferred Stock as to dividends and rights upon liquidation) on shares of the Common Stock or on any other shares of any other series or class of stock ranking junior to the Convertible Preferred Stock as to dividends or rights upon liquidation or make, directly or indirectly, any other distribution of any sort in respect of shares of the Common Stock or shares of any other series or class of stock ranking junior to the Convertible Preferred Stock as to dividends or rights upon liquidation, unless all cumulative cash dividends for all past dividend periods and the then current dividend period shall have been paid or declared and set apart for payment on the then outstanding Convertible Preferred Stock or (ii) purchase or redeem any shares of the Common Stock or shares of any other series or class of stock ranking junior to the Convertible Preferred Stock either as to dividends or rights upon liquidation if at the time of such purchase or redemption the Corporation shall be in default with respect to any dividend then due on the Convertible Preferred Stock; provided that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of the Common Stock or shares of any series or class of stock ranking junior to the Convertible Preferred Stock either as to dividends or rights upon liquidation in exchange for, or out of the net cash proceeds from the concurrent sale of, other shares of the Common Stock or such other shares of stock ranking junior to the Convertible Preferred Stock, and further provided that the terms "dividend" and "distribution" as used in this paragraph (c) shall not include within their respective meanings rights or warrants to subscribe for or purchase any security.

     For the purposes of this resolution or of any certificate filed with the Secretary of State of the State of Delaware

          (i) Shares of Convertible Preferred Stock to be exchanged for the common stock of Loewi Financial Companies, Ltd., a Delaware corporation ("Loewi"), pursuant to the terms of a Plan of Reorganization and Agreement of Merger (the "Plan") among the Corporation, Loewi and Loewi Financial Corporation, a Delaware corporation, shall be deemed to be issued as of the day next succeeding the Effective Date as defined in said Plan;

          (ii) The phrase "set apart for payment" shall not be construed as the required deposit of any funds in trust or in any special account, but shall merely mean that out of the funds available for the payment of dividends, a sum sufficient for the payment of dividends on the Convertible Preferred Stock be reserved by appropriate notation on the books of the Corporation.

     (d) Voting Rights. The holders of Convertible Preferred Stock shall not be entitled to vote on any matter except as follows. So long as any of

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the Convertible Preferred Stock is outstanding, the Corporation will not without the affirmative vote or consent of the holders of at least a majority of the shares of the Convertible Preferred Stock (voting with the holders of any other series of Preferred Stock who are entitled to vote in such matter) at the time outstanding, given in person or by proxy, either in writing or by resolution adopted by a meeting called for the purpose, the holders of such Convertible Preferred Stock and any other series of Preferred Stock who are entitled to vote in such manner, consenting or voting (as the case may be) separately as a class regardless of series, change any of the provisions of the resolutions providing for the issue of any series of Preferred Stock (including the Convertible Preferred Stock) so as to affect adversely the preferences, special rights or powers of the Preferred Stock (including the Convertible Preferred Stock); provided, however, that, if any such change shall affect adversely the relative rights, preferences or limitations of one or more, but not all, of the series of Preferred Stock then outstanding, the affirmative vote or written consent of the holders of at least a majority of the aggregate number of shares at the time outstanding of the several series so affected and who are entitled to vote in such manner shall be required in lieu of the affirmative vote or written consent of the holders of at least a majority of the aggregate number of shares of the Preferred Stock at the time outstanding and who are entitled to vote in such manner.

     (e) Redemption. The Convertible Preferred Stock shall not be redeemable prior to fifteen (15) years from the date of issue; thereafter shares of the Convertible Preferred Stock may be redeemed in whole or in part, at any time or from time to time, at the option of the Corporation by resolution of the Board at the price of $25.00 per share, plus an amount equal to all dividends thereon accrued or in arrears to the date fixed by the Board as the redemption date.

     Notice of every such redemption shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the date fixed for such redemption (herein referred to as "redemption date") to each holder of record of the shares of Convertible Preferred Stock to be redeemed at his address as the same shall appear on the books of the Corporation. Each such notice shall specify the redemption date, redemption price and place of payment. Failure to mail such notice, or any defect therein or in the mailing thereof, shall not affect the validity of the proceedings for such redemption except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether the holder receives the notice or not.

     In order to facilitate the redemption of any shares of Convertible Preferred Stock that may be chosen for redemption as provided in this paragraph (e), the Board shall be authorized to cause the transfer books of the Corporation to be closed as to such shares not more than 60 days prior to the designated redemption date. In case of the redemption of a part only of the Convertible Preferred Stock at the time outstanding, the shares so to be redeemed shall be selected by lot or in such other manner as the Board may determine.

     If on or after the date on which written notice of redemption has been given as provided in this paragraph (e), and if on or before the redemption date specified in such notice the Corporation shall irrevocably deposit or set aside funds sufficient to pay the aggregate redemption price of the shares of Convertible Preferred Stock so called for redemption, then from and after the date of such deposit or setting aside, all shares of

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Convertible Preferred Stock so called for redemption shall not be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter. Any interest accrued on funds deposited or set aside shall be paid to the Corporation from time to time and the holders of shares to be redeemed shall have no claim to any such interest. Any funds so deposited or set aside and unclaimed at the end of one year from the redemption date shall be repaid to the Corporation, after which the holders of the shares of Convertible Preferred Stock so called for redemption shall look only to the Corporation for payment of the amounts to which they are entitled hereunder.

     If notice of redemption shall have been given as provided in this paragraph (e), on and after the redemption date (unless the Corporation shall default in making payment of the redemption price) all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares, including, but not limited to, the right to receive dividends thereon, shall cease and terminate notwithstanding that any certificate for such shares so called for redemption shall not have been surrendered for cancellation, and the holders of such shares so called for redemption shall cease to be stockholders and shall have no interest in or claims against the Corporation except the right to receive the redemption price without interest, upon surrender of their certificates for cancellation.

     Shares of Convertible Preferred Stock which have been redeemed or acquired by the Corporation pursuant to this paragraph (e) or to paragraph
(g) hereof shall, upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware, have the status of authorized and unissued shares of Preferred Stock, but shall be reissued only as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue, and shall not be reissued as part of the Convertible Preferred Stock.

     Whenever reference is made in this certificate to Common Stock, the term "Common Stock" shall mean Common Stock, par value $5.00 per share, of the Corporation as constituted at the date of this certificate, except as otherwise provided in subparagraph (5) of paragraph (g).

     (f) Liquidation Preference. The holders of Convertible Preferred Stock shall be entitled to receive, before any payment or distribution of assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other series or class of stock ranking junior to the Convertible Preferred Stock as to rights upon liquidation, upon dissolution, liquidation or winding up of the affairs of the Corporation, voluntary or involuntary, a per share amount of $25.00 together with the amount of all dividends accrued and unpaid thereon to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Convertible Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

     Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the Convertible Preferred Stock as provided in this paragraph (f) but not prior thereto, the Common Stock or any other series or class of stock ranking junior to the

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Convertible Preferred Stock as to rights upon liquidation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed and the Convertible Preferred Stock shall not be entitled to share therein.

     (g) Conversion. The shares of Convertible Preferred Stock shall be convertible in whole or in part, at the option of the holders thereof, sixty (60) months after the date of issue, or any time thereafter, or from time to time thereafter, at the principal office of the Corporation located in Long Grove, Illinois or at the offices of such duly appointed transfer agents for the Convertible Preferred Stock, if any, as the Board may determine, into fully paid and non-assessable shares (calculated to the nearest 1/100 of a share) of Common Stock at the rate of .74906 shares of Common Stock for each share of Convertible Preferred Stock; provided, however, that in case of the redemption of any shares of Convertible Preferred Stock, such right of conversion shall cease and terminate, as to the shares called for redemption, at the close of business on the day next prior to the date fixed for redemption, unless default shall be made in the payment of the redemption price. The rate at which shares of Common Stock shall be deliverable in exchange for shares of Convertible Preferred Stock upon conversion thereof is hereinafter referred to as the "conversion rate" for the Convertible Preferred Stock. The conversion rate shall be subject to adjustment from time to time in certain instances as hereinafter provided except that no adjustment shall be made unless by reason of the happening of any one or more of the events hereinafter specified, the conversion rate then in effect shall be changed by 1% or more, but any adjustment of less than 1% that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to 1% or more, provided that such adjustment shall be made in all events (regardless of whether or not the amount thereof or the cumulative amount thereof amounts to 1% or more) upon the happening of one or more of the events specified in either subparagraph
(1) or subparagraph (5) of this paragraph (g). Upon conversion the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the Convertible Preferred Stock surrendered for conversion.

     Before any holder of Convertible Preferred Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Convertible Preferred Stock at the principal office of the Corporation in Long Grove, Illinois, or at the office of any transfer agent appointed as aforesaid, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, and shall give written notice to the Corporation at any of said offices that he elects so to convert said Convertible Preferred Stock, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued.

     The Corporation will as soon as practicable after such deposit of certificates for Convertible Preferred Stock accompanied by the written notice and the statement above prescribed, issue and deliver at the principal office of the Corporation in Long Grove, Illinois, or at the office of any transfer agent appointed as aforesaid, to the person for whose account such Convertible Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if not evenly convertible. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert, and no surrender of Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Convertible Preferred Stock was surrendered, and at the conversion rate in effect at the date of such surrender.

     The conversion rate for the Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

     (1) In case the Corporation shall at any time pay a dividend on its Common Stock in Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior thereto shall be adjusted so that each share of Convertible Preferred Stock shall thereafter be convertible into the number of shares of Common Stock which the holder of a share of Convertible Preferred Stock would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (1) shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

     (2) In case the Corporation shall issue rights or warrants to all holders of shares of Common Stock for the purpose of entitling them (for a period not exceeding 45 days from the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the average market price per share (determined as provided below) of the Common Stock on the record date for the determination of the stockholders entitled to receive such rights or warrants, then in each such case unless the holders of shares of the Convertible Preferred Stock shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though such shares of Convertible Preferred Stock had been converted into shares of Common Stock immediately prior to such record date, the number of shares of Common Stock into which each share of the Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which each share of Convertible Preferred Stock was convertible on the day immediately preceding such record date by a fraction the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock so offered for subscription or purchase, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such average market price. Such adjustment shall become effective retroactively immediately after such record date.

     For the purpose of any computation under this paragraph (g), the average market price per share of Common Stock on any date shall be the average of the daily closing prices for the 30 consecutive trading days commencing 45 trading days before the date in question. The closing price for each day shall be the closing bid price for such day (as reported by NASDAQ, or any comparable successor reporting service) or, if the Common Stock is then listed on a national securities exchange, the last sales price regular way or in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported by such exchange.

     (3) In case the Corporation shall distribute to the holders of Common Stock any assets (other than any dividend payable solely in cash), any rights to subscribe (other than those referred to in subparagraph (2) above) or any evidence of indebtedness or other securities of the Corporation (other than Common Stock), then in each such case the number of shares of Common Stock into which each share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which each share of Convertible Preferred Stock was theretofore convertible on the day immediately preceding the record date for the determination of the stockholders entitled to receive such distribution by a fraction the numerator of which shall be the average market price per share (determined as provided in subparagraph (2) above) of the Common Stock on such record date and the denominator of which shall be such average market price per share less the then fair market value (as determined in a resolution adopted by the Board, which shall be conclusive evidence of such fair market value) of the portion of the assets or evidence of indebtedness or securities so distributed or of such subscription rights applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date.

    (4) Whenever the conversion rate is adjusted, as herein provided, the Corporation shall forthwith file with any transfer agents for the Convertible Preferred Stock appointed as aforesaid a certificate signed by the President or one of the Vice-Presidents of the Corporation and by its Treasurer or an Assistant Treasurer, stating the adjusted conversion rate determined as provided in this paragraph
    (g). Such certificate shall show in detail the facts requiring such adjustment. Whenever the conversion rate is adjusted the Corporation shall forthwith cause a notice stating the adjustment and the conversion rate to be mailed to the respective holders of record of Convertible Preferred Stock. Such transfer agents shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificate as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon. No transfer agent in its capacity as transfer agent shall be deemed to have any knowledge with respect to any change of capital structure of the Corporation unless and until it receives a notice thereof pursuant to the provisions of this subparagraph (4) and in default of any such notice each transfer agent may conclusively assume that there has been no such change.

     (5) In the event of any capital reorganization or any reclassification of the capital stock of the Corporation or in the event of the consolidation or merger of the Corporation with another corporation or in the event of any sale or conveyance of all or substantially all of the property of Corporation, each share of Convertible Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance; and, in any case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the conversion rate) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.

     At that certain date sixty (60) months after the date of issue of the Convertible Preferred Stock, and at all times thereafter, the Corporation shall reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Convertible Preferred Stock.

     No fractions of shares of Common Stock are to be issued upon conversion, but in lieu thereof the Corporation will pay therefore in cash based on the closing price (determined as provided in the last sentence of subparagraph (2) above) of the Common Stock on the business day next preceding the day of conversion.

     The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which the Convertible Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation, that such tax has been paid.

                           Part II - Common Stock

     1. Dividends. Subject to the preferential dividend rights, if any, applicable to shares of the Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement or sinking funds for the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

     2. Liquidation. In the event of the voluntary or involuntary liquidation of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

     3. Voting Rights. Each holder of the Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation on all matters voted upon by the stockholders.

                        Part III - Other Provisions

          No holder of stock of any class of the Corporation shall be entitled as a matter of right to purchase or subscribe for any part of any security of the Corporation, now or hereafter authorized.

     FIFTH.    The name and mailing address of each incorporator is as
follows:

            Name                        Mailing Address

     James S. Kemper, Jr.          4750 North Sheridan Road
                                   Chicago, Illinois 60640

     James W. Harding              4750 North Sheridan Road
                                   Chicago, Illinois 60640

     Clifford A. Kiracofe          4750 North Sheridan Road
                                   Chicago, Illinois 60640

     SIXTH.    The corporation is to have perpetual existence.

     SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

     EIGHTH.   1.  The business and affairs of the Corporation shall be
managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or by this Certificate of Incorporation. The Board of Directors shall consist of not less than three (3) nor more than twenty-one (21) persons subject to the requirements of paragraph 2 of this Article EIGHTH. Except as otherwise fixed by or pursuant to the provisions of Article FOURTH of this Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the exact number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. In addition to the powers and authority expressly conferred by this Certificate of Incorporation and the Corporation's bylaws, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not required by statute or by this Certificate of Incorporation or by the Corporation's bylaws to be exercised or done by the stockholders.

               2. The directors of the Corporation shall be divided into three classes designated, respectively, Class I, Class II and Class III. The number of directors from time to time in office shall be divided as nearly as possible equally among the three classes. The initial Class I directors shall serve until the third annual meeting of stockholders following their initial election; the initial Class II directors shall serve until the second such meeting; and the initial Class III directors shall serve until the first such meeting. Upon the expiration of the terms of the initial directors and thereafter, their successors shall be chosen for a three (3) year term to succeed those whose terms have expired.

               3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

               4. Except as otherwise provided for or fixed by or pursuant to the provisions of Article FOURTH of this Certificate of Incorporation relating to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

               5. Subject to the rights of the holders of Preferred Stock to elect directors under specified circumstances, any director may be removed from office only for cause and only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

               6. The Board of Directors shall have power to adopt, amend and repeal the bylaws of the Corporation (except so far as the bylaws of the Corporation adopted by the stockholders shall otherwise provide). Any bylaws adopted by the directors under the power conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, paragraphs numbered 5 and 6 of the bylaws shall not be amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the voting power of all the outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

               7. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH.

     NINTH.    Whenever a compromise or arrangement is proposed between
this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     TENTH.    Meetings of stockholders and of the Board of Directors may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

     ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or to change the Corporation's capital structure including changes arising from the issuance of debt or equity securities of the Corporation ranking senior to or on a parity with existing securities of the Corporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to these reservations.

     TWELFTH.  1.   No contract or transaction between the Corporation and
one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

          (a) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

          (b) The material facts as to his interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

          (c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

          Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     THIRTEENTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article THIRTEENTH shall apply to or have any affect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     FOURTEENTH.    Any action required or permitted to be taken by the
stockholders of the Corporation must be effected at an annual or duly called special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of Preferred Stock, special meetings of stockholders of the Corporation may be called at any time and only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Each special meeting shall be held at such date, time and place either within or without the State of Delaware as shall be designated by the Board of Directors at least ten days prior to such meeting. At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article FOURTEENTH.

     FIFTEENTH.     1.   For the purpose of this Article FIFTEENTH:

                         (a) "Business Combination" means any plan of merger, consolidation or any sale, lease, exchange or other disposition of all, or a substantial part, of the property and assets of the Corporation other than in the usual and regular course of business.

                         (b) "Continuing Director" means (i) any member of the Board of Directors of the Corporation on the date on which the Secretary of State of Delaware accepts for filing a Certificate of Amendment with respect to this Article, (ii) any successor of a Continuing Director described in clause (i) who is recommended, or elected, to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation, or (iii) any director who is recommended, or elected, by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation to fill a vacancy or a newly created directorship.

                         (c) "Voting Stock" means outstanding shares of stock of the Corporation entitled to vote generally in the election of Directors.

               2. In addition to any affirmative vote or other actions required by law or by this Certificate of Incorporation, any Business Combination shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the Voting Stock of the Corporation voting together as a single class, voting at a stockholders' meeting and not by consent in writing. Such affirmative vote shall be required notwithstanding the fact that no vote be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

               3. The provisions of paragraph 2 of this Article FIFTEENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

               4. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article FIFTEENTH.

     IN WITNESS WHEREOF, Kemper Corporation has caused this certificate to be executed, attested and its seal hereunto affixed at Long Grove, Illinois this 12th day of October, 1987.


                                   KEMPER CORPORATION




                                   /s/J. E. Luecke
(SEAL)                             J. E. Luecke, Chairman of the Board,
                                    President and Chief Executive Officer



ATTEST:  /s/Lee B. McClain
          L. B. McClain, Secretary